Exhibit 4.7.1
Execution Copy
AMENDMENT NO. 1
     This AMENDMENT NO. 1 dated as of June 4, 2008 (“Amendment No. 1”), is entered into by and among DAYTON SUPERIOR CORPORATION, Delaware corporation (the “Borrower”), the persons designated as “Lenders” on the signature pages hereto (the “Lenders”), and GENERAL ELECTRIC CAPITAL CORPORATION (“GE Capital”), a Delaware corporation, as administrative agent (in such capacity, the “Administrative Agent”).
     WHEREAS, the Borrower, the other Loan Parties, the Lenders and GE Capital, as administrative agent and collateral agent, are party to the Term Loan Credit Agreement dated as of March 3, 2008 (“Original Credit Agreement”; all capitalized terms defined in the Original Credit Agreement and not otherwise defined herein to have the meanings assigned thereto in the Original Credit Agreement); and
     WHEREAS, pursuant to the Fee Letter, the Administrative Agent is entitled, at any time prior to the date on which GE Capital holds no more than $25,000,000 of Commitments, to increase the Applicable Margins for Base Rate Loans and Eurodollar Loans by up to 0.75% each (the “Market Flex”); and
     WHEREAS, the Administrative Agent has opted to exercise the Market Flex and in connection therewith, to amend the Original Credit Agreement in certain respects.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Lenders whose signatures appear below and the Administrative Agent agree as follows:
SECTION 1.
AMENDMENT
     Subject to the satisfaction of the condition to effectiveness referred to in Section 2 below, the definition of “Applicable Margin” set forth in Section 1.1 of the Original Credit Agreement is amended and restated in its entirety as follows:
     “‘ Applicable Margin’ means, in the case of Base Rate Loans, 3.50% per annum and in the case of Eurodollar Rate Loans, 4.50% per annum.”
SECTION 2.
CONDITIONS TO EFFECTIVENESS
     This Amendment No. 1 shall be effective as of the Closing Date upon receipt by the Administrative Agent of one or more counterparts of this Amendment No. 1 executed and delivered by the Borrower, the Administrative Agent and the Required Lenders.
SECTION 3.
LIMITATION ON SCOPE
     Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Loan Documents shall remain in full force and effect in accordance with their respective terms. The amendment set forth herein shall be limited precisely as provided for herein and shall not be deemed to be a waiver of, amendment of, consent to or modification of any term or provision of the Loan Documents or any other document or instrument referred to therein or of any transaction or further or future action on the part of the Borrower or any other Loan Party requiring the consent of the Administrative Agent or Lenders except to the extent specifically provided for herein. The Administrative Agent and Lenders have not and shall not be deemed to have waived any of their respective rights and remedies against the Borrower or any other Loan Party for any existing or future Defaults or Event of Default.
SECTION 4.
MISCELLANEOUS
     (a) The Borrower hereby represents and warrants that this Amendment No. 1 has been duly authorized and executed by it, and the Original Credit Agreement, as amended by this Amendment No. 1, is its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium and similar laws affecting the rights of creditors in general; and
     (b) The Borrower repeats and restates its representations and warranties contained in the Original Credit Agreement as of the date of this Amendment No. 1 and as of the Effective Date, except to the extent such representations and warranties relate to a specific date.
     (c) This Amendment No. 1 is being delivered in the State of New York.
     (d) The Borrower hereby ratifies and confirms the Original Credit Agreement as amended hereby, and agrees that, as amended hereby, the Original Credit Agreement remains in full force and effect.
     (e) The Borrower agrees that all Loan Documents remains in full force and effect notwithstanding the execution and delivery of this Amendment No. 1.
     (f) This Amendment No. 1 may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.
     (g) All references in the Loan Documents to the “Credit Agreement” and in the Original Credit Agreement as amended hereby to “this Agreement,” “hereof,” “herein” or the like shall mean and refer to the Original Credit Agreement as amended by this Amendment No. 1 (as well as by all subsequent amendments, restatements, modifications and supplements thereto).
     (h) Each of the following provisions of the Original Credit Agreement is hereby incorporated herein by this reference with the same effect as though set forth in its entirety herein, mutatis mutandis, and as if “this Agreement” in any such provision read “this Amendment No. 1”: Section 11.11 (Notices), Section 11.13 (Governing Law), Section 11.14 (Jurisdiction), Section 11.15 (Waiver of Jury Trial), Section 11.16 (Severability) and Section 11.18 (Entire Agreement).
[signature pages follow]

WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

DAYTON SUPERIOR CORPORATION, a Delaware corporation

By:
/s/Edward J. Puisis

Name: Edward J. Puisis
Title:

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ADMINISTRATIVE AGENT AND LENDERS:

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and a Lender

By:	/s/ Michelle Handy

Name: Michelle Handy
Title: Its Duly Authorized Signatory

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